Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.8750 per Common Unit

Whippany, New Jersey, October 24, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a quarterly distribution of $0.8750 per Common Unit for the three months ended September 28, 2013. This quarterly distribution rate equates to an annualized rate of $3.50 per Common Unit, which represents a growth rate of 2.6% when compared to the annualized rate of $3.41 per Common Unit as of the end of fiscal year 2012. The distribution is payable on November 12, 2013 to Common Unitholders of record as of November 5, 2013.

Nominees are hereby notified that there is a withholding requirement of 39.6% for foreign partners from the $0.8750 per unit cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

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